Exhibit 99.1

NEWS RELEASE

MATADOR RESOURCES COMPANY ANNOUNCES FIRST QUARTER 2013

PRODUCTION RESULTS AND ADDITION OF NEW DIRECTOR

DALLAS, Texas, April 15, 2013 – Matador Resources Company (NYSE:MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with a particular emphasis on oil and natural gas shale plays and other unconventional plays and currently focused on its Eagle Ford operations in South Texas, today provided this operational update and announced the appointment of a new member to its Board of Directors.

Matador announced first quarter 2013 oil and natural gas production of approximately 460,000 Bbl and 3.1 Bcf, respectively, compared to approximately 200,000 Bbl of oil and 3.2 Bcf of natural gas produced in the first quarter of 2012 and compared to guidance provided on Analyst Day on December 6, 2012 of approximately 360,000 Bbl of oil and 2.8 Bcf of natural gas. This increase was due primarily to the improved performance and productivity of its recent Eagle Ford wells as well as production increases resulting from the initiation of artificial lift operations on various producing wells. More specifically, Matador’s first quarter oil equivalent production was approximately 10,900 BOE per day, including approximately 5,100 Bbl of oil per day and 34.7 MMcf of natural gas per day, which was above the Company’s estimates of approximately 4,000 Bbl of oil per day and 31.1 MMcf of natural gas per day for the quarter as announced at Analyst Day on December 6, 2012. Matador’s first quarter oil production of 460,000 Bbl was a sequential increase of approximately 8% from 426,000 Bbl of oil produced in the fourth quarter of 2012. Notably, this increase has occurred despite the fact that about 10% of the Company’s Eagle Ford productive capacity was shut-in at various times during the quarter and that Matador has not added a new producing well since early February, due to its practice of pad drilling and simultaneous hydraulic fracturing operations.

Matador completed and began producing oil and natural gas from four operated Eagle Ford shale wells, all in LaSalle County, during January and early February 2013 and anticipates completing and initiating production from seven operated Eagle Ford shale wells during the second quarter, three in DeWitt County in late April and four in LaSalle County in late May. Beginning in late April, Matador plans to have one contracted drilling rig operating in LaSalle County in South Texas, while a second contracted drilling rig will initiate a three-well testing program of its acreage position in Southeast New Mexico and West Texas. The Company currently plans to resume its two-rig Eagle Ford drilling program in the third quarter of 2013.

The Company is also pleased to announce the addition of Mr. Carlos M. Sepulveda, Jr. to its Board of Directors. Carlos is currently the President and CEO of Interstate Battery System International, Inc., Chairman of the Board of Triumph Bancorp, Inc. and Director and Chairman of the Audit Committee of Cinemark Holdings, Inc. He will be retiring in May 2013 from Interstate Battery System International,

Inc., but will continue serving as a director of the company. Carlos holds a Bachelor of Business Administration degree, majoring in accounting and graduating with highest honors, from The University of Texas at Austin.

Joseph Wm. Foran, Matador’s Chairman, President and CEO commented, “We are very pleased by the strong production results achieved in early 2013 in our Eagle Ford program in South Texas and have been particularly encouraged by the performance of several of our recent wells, which reflects the continued improvements we are making in all aspects of our drilling, completion and production operations in South Texas. We are also looking forward to having Carlos, a long-time shareholder, on our Board with his experience not only in building a company but also his financial expertise and familiarity with the Company. We know that he will make immediate contributions in a number of areas.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; our ability to execute our business plan, including whether our drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; our ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; our ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute our business plan, including from future cash flows, increases in our borrowing base and otherwise; weather and environmental concerns; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s Annual Report on Form 10-K for the year ended December 31, 2012. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with a particular emphasis on oil and natural gas shale plays and other unconventional resource plays. Its current operations are focused primarily on the oil and liquids rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in West Texas and Southeast New Mexico. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

For more information visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz

Investor Relations

mschmitz@matadorresources.com

(972) 371-5225